Exhibit 10.5

Reserve Agreement

This Agreement effective January 11, 2019 by and between mPhase Technologies, Inc., a New Jersey Corporation (the “ Company’’) and Anshu Bhatnagar (the “Employee”).

Whereas, the Company, in order to induce the Employee to enter an Employment Agreement, a Warrant and a Transition Agreement, all of even date herewith, (the “Documents”) with the Company agreed to set up this Reserve Agreement to escrow shares of the Company’s common stock to satisfy and defease certain liabilities of the Company described below;

Now, Therefore, in consideration of the mutual premises set forth herein the parties hereto agree as follows:

1.	Prior to execution of the Documents by the Employee and the Company, the Company shall set up a Reserve account consisting of newly-issued shares of common stock of the Company as set forth below

2.	The Company shall deposit the following number of shares of its common stock of the Company as follows:

a.	9,839,800,000 Shares to be sold at a price, not less than $.00005, per share in periodic Private Placements, pursuant to Section 4(a) (2) of the Act, to 2019 to settle the Fife forbearance agreement, JMJ Financial, Inc, MH Investment Trust, PowerUp Lending Ltd, as well as other liabililities satisfactory to the Executive and the Company:

b.	2,660,200,000 Shares for the conversion of payable to officers, directors, investors and related parties to pay approximately $133,010.00 of monies owed to Officers and Directors of the Company.

c.	2,500,000,000 Shares to be sold at a price, not less than $.00005 per share in periodic Private Placements, pursuant to Section 4(a)(2) of the Act, to pay ongoing operations of the Company through December 31, 2019.

d.	The amount of Shares sold pursuant to Section 2(a) and 2 (b) hereof shall be issued pre issuance to the Shares of the Company for the Employees 20% of the Company of as set forth in more detail, in the Employment Agreement and the Transition Agreement.

e.	The amount of shares sold pursuant to Section 2 (c) hereof shall be issued post issuance of the Employees 20% Shares of the Company of as set forth in more detail, in the Employment Agreement and the Transition Agreement.

f.	This Agreement shall be administered, throughout its term by the Employee and Mr. Ronald A. Durando.

This Agreement shall terminate on December 31, 2019. Any unsold shares in the Reserve Account at such time shall be returned to the Company and cancelled.

IN WITNESSETH WHEREOF, the parties hereto have executed this Reserve Agreement as of the date first-above written.

/s/ Anshu Bhatnagar	/s/ Ronald A. Durando
Anshu Bhatnagar	mPhase Technologies, Inc.
	By	Ronald A. Durando
President and CEO